SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                Commission File Number 005-44351
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                          Holmes Protection Group, Inc.
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             (Exact name of registrant as specified in its charter)

                   440 Ninth Avenue, New York, New York  10001 (212) 760-0630
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Common Stock, par value $0.01 per share
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            (Title of each class of securities covered by this Form)

                                      None
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 (Titles of all other  classes of  securities  for which a duty to file  reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)    [x]        Rule 12h-3(b)(1)(ii)    [ ]
           Rule 12g-4(a)(1)(ii)   [ ]        Rule 12h-3(b)(2)(i)     [ ]
           Rule 12g-4(a)(2)(i)    [ ]        Rule 12h-3(b)(2)(ii)    [ ]
           Rule 12g-4(a)(2)(ii)   [ ]        Rule 15d-6              [ ]
           Rule 12h-3(b)(1)(i)    [ ]

Approximate  number  of  holders  of  record  as  of the certification or notice date:  1
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         Pursuant to the  requirements  of the Securities  Exchange Act of 1934,
Holmes Protection Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  February 9, 1998

                                            HOLMES PROTECTION GROUP, INC.

                                            By:/s/ John J. Guarnieri
                                            ------------------------
                                            Name:  John J. Guarnieri
                                            Title: Vice President